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                                                                    Exhibit 99.2

                                                                      APPENDIX 2

[PROPOSED FORM OF EXECUTIVE OFFICER COMPENSATION PLAN, REFLECTING AMENDMENT TO PERFORMANCE GOAL FORMULA APPLICABLE TO CASH BONUSES FOR EXECUTIVE MANAGEMENT]

                              MERRILL LYNCH & CO., INC.
                              -------------------------
                         EXECUTIVE OFFICER COMPENSATION PLAN
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ARTICLE I - GENERAL

    SECTION 1.1    PURPOSE

    The purposes of the Executive Officer Compensation Plan (the "PLAN") are:
    (a) to motivate and reward Participants on an individual basis for their contributions to the corporate profitability and growth, financial strength, and return to stockholders of Merrill Lynch & Co., Inc., a Delaware corporation; and (b) to ensure that Merrill Lynch & Co., Inc. receives a tax deduction for the compensation paid to its Chairman and/or Chief Executive Officer and its four additional most highly compensated Executive Officers whose compensation is disclosed in its annual proxy statement.

    SECTION 1.2    DEFINITIONS

    For purposes of this Plan, the following terms shall have the meanings indicated:

    (a) "AVERAGE COMMON STOCKHOLDERS' EQUITY" means, with respect to any fiscal year, the sum of the month-end common stockholders' equity (excluding preferred stock) for the month of December of the fiscal year prior to the fiscal year for which Average Common Stockholders' Equity is being computed and each of the 12 months in the fiscal year, as reported by ML & Co., divided by 13.

    (b) "AVERAGE PERCENTAGE CHANGE IN PERFORMANCE" means, with respect to any Performance Year, the percentage change (increase or decrease) in Net Income from the immediately preceding fiscal year (or the fiscal year indicated in the proviso to Section 2.1 (b)(2)) plus the percentage change (increase or decrease) in ROE from the immediately preceding fiscal year (or the fiscal year indicated in the proviso to Section
         2.1 (b)(2)) divided by 2 and rounded to the nearest whole percentage point.

    (c) "AWARD" means the amounts payable to a Participant pursuant to Section 2.2.


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    (d)  "BOARD OF DIRECTORS" or "BOARD" means the Board of Directors of ML &
         Co.

    (e) "CASH BONUS AMOUNT" means the cash bonus computed for each Participant in accordance with Section 2.1 (b)(4).


    (f) "CEO" means the Chief Executive Officer (or a functional successor) of ML & Co. as of the end of the relevant Performance Year.

    (g) "CHAIRMAN" means the Chairman of the Board (or a functional successor) of ML & Co. as of the end of the relevant Performance Year.

    (h) "CHIEF OPERATING OFFICER" means the Chief Operating Officer (or a functional successor) of ML & Co. as of the end of the relevant Performance Year.

    (i) "COMMITTEE" means the Management Development and Compensation Committee of the Board of Directors of ML & Co., or any subcommittee of the Management Development and Compensation Committee composed of "outside directors", as such term is defined in Regulation Section 1.162-27(e)(3) or any functional successor thereto.

    (j)  "IRC" means the Internal Revenue Code of 1986, as amended.

    (k) "MAXIMUM CASH BONUS AMOUNT" means, with respect to an individual Performance Year, the amount derived by performing the calculations called for in Sections 2.1(b)(2) and (3).

    (l) "ML & CO." means Merrill Lynch & Co., Inc. and any corporation, partnership, or other organization of which ML & Co. owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests. For purposes of this Plan, the term "ML & Co." shall include any successor thereto.

    (m) "NET INCOME" means, with respect to any Performance Year, Net Earnings Applicable to Common Stockholders for ML & Co. as it appears in ML & Co.'s Statement of Consolidated Earnings contained in ML & Co.'s Consolidated Financial Statements for such Performance Year adjusted to eliminate: (i) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by ML & Co. for the relevant Performance Year;
         (ii) expenses classified as "Provisions for Restructuring"; (iii) gains and/or losses classified as "Discontinued Operations"; (iv) gains or losses classified as "Extraordinary Items", which may include: (A) profits or losses on disposal of assets or segments of the previously separate companies of a


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         business combination within two years of the date of such combination;
         (B) gains on restructuring payables (C) gains or losses on the extinguishment of debt; (D) gains or losses from the expropriation of property; (E) gains or losses that are the direct result of a major casualty; and (F) losses resulting from a newly enacted law or regulation; and (v) other expenses or losses that are unusual in nature or infrequent in occurrence.

         In each instance, the above-referenced adjustment to Net Income must be in accordance with generally accepted accounting principles and appear on the face of ML & Co.'s Statement of Consolidated Earnings contained in ML & Co.'s Consolidated Financial Statements for such Performance Year, and said adjustment will be calculated net of related applicable income tax effect.

    (n) "RETIREMENT" means the cessation of employment by ML & Co. after reaching age 55 and having completed at least 10 years of service (or age 65 and having completed at least 5 years of service), including approved leaves of absence of one year or less.

    (o) "ROE" means, with respect to any fiscal year, the Net Income for such period, divided by the Average Common Stockholders' Equity for such period.

    (p) "PARTICIPANT" means, any employee of ML & Co. who has met the eligibility requirements set forth in Section 1.4 hereof.

    (q) "PERFORMANCE YEAR" means, the fiscal year of ML & Co. that is being used to measure whether the Performance Goals outlined in Section 2.1(b) have been met.

    (r) "PERMANENT DISABILITY" means any physical or mental condition that, in the opinion of the Committee, renders an employee incapable of engaging in any employment or occupation for which the employee is suited by reason of education or training.

    (s) "PRIOR YEAR'S MAXIMUM CASH BONUS AMOUNT" means, (A) for the Performance Year 1994, the actual cash bonus paid to the Chairman and CEO with respect to performance in 1993, as reported in the Summary Compensation Table of ML & Co.'s Proxy Statement for its 1994 Annual Meeting and (B) for all subsequent Performance Years, the Maximum Cash Bonus Amount determined under Section 2.1(b) for the fiscal year immediately preceding the Performance Year (or the fiscal year indicated in the proviso to Section 2.1(b)(3)).


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    SECTION 1.3    ADMINISTRATION

    (a) The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have sole and complete authority to: (i) adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (ii) construe and interpret the Plan and all rules and regulations; and, (iii) make all determinations deemed advisable or necessary for the administration of the Plan. This shall include sole and complete authority to determine and certify the results of the calculations of Net Income and ROE (and that the Performance Goals contained in Section 2.1(b) have been met), and to determine and certify the calculations of the Maximum Cash Bonus Amount, the Cash Bonus Amounts for each Participant, and all other calculations contained in Section 2.1. All determinations and certifications by the Committee shall be final and binding.

    (b) The Committee shall act in accordance with its charter and with the procedures established for a committee under ML & Co.'s Certificate of Incorporation and By-Laws or under any resolution of the Board.

    SECTION 1.4    ELIGIBILITY AND PARTICIPATION

         Eligibility to participate in the Plan in any Performance Year shall be limited to employees of ML & Co. who are determined to be "covered employees" in accordance with Regulation Section 1.162-27 (c)(2) of the proposed regulations under Section 162(m) of the IRC and any successor provision in proposed, temporary or final regulations thereunder.

ARTICLE II -  CASH BONUS AWARDS

    SECTION 2.1    MAXIMUM CASH BONUSES - PERFORMANCE GOALS

    (a) At the end of each Performance Year, the Committee shall determine the Maximum Cash Bonus Amount and the Cash Bonus Amounts for each Participant in accordance with Section 2.1(b) and shall certify that the performance goals contained in such Section 2.1(b) have been met.

    (b)  PERFORMANCE GOALS

         (1) No cash bonus compensation shall be awarded under this Article II unless ML & Co. shall have positive Net Income and a positive ROE for the relevant Performance Year.

         (2) After ML & Co.'s ROE and Net Income are determined for the relevant Performance Year, the Committee shall determine the Average


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         Percentage Change in Performance for the Performance Year; PROVIDED
         THAT, in the event that Net Income and ROE in the prior fiscal year were not positive, the Committee shall determine the Average Percentage Change in Performance for the relevant Performance Year, using Net Income and ROE from the most recent prior fiscal year in which Net Income and ROE were positive.

         (3) The Committee shall determine the Maximum Cash Bonus Amount for the relevant Performance Year by multiplying the Prior Year's Maximum Cash Bonus Amount by the Average Percentage Change in Performance plus 1; provided that, in the event that Net Income and ROE in the prior year were not positive, the Committee shall determine the Maximum Cash Bonus Amount for the relevant Performance Year by multiplying the Maximum Cash Bonus Amount from the most recent prior fiscal year in which Net Income and ROE were positive by the Average Percentage Change in Performance determined in accordance with the proviso to
         Section 2.1(b)(2) plus 1.

         (4) The Committee shall determine each Participant's Cash Bonus Amount by multiplying the Maximum Cash Bonus Amount by (a) 100% for the Chairman and/or CEO, (b) 80%, for the Chief Operating Officer, and
         (c) 70% for each of the other Participants.

         (5) The Committee, in its sole discretion, shall have the option of determining to pay any Participant an Award less than the Cash Bonus Amount yielded by this Section 2.1(b).

    SECTION 2.2    PAYMENT OF AWARDS

    Awards shall be paid (if otherwise payable pursuant to this Plan) as soon as practicable following the end of each Performance Year, but in no event later than end of the first fiscal quarter following the end of such Performance Year.

    SECTION 2.3    TERMINATION OF EMPLOYMENT

    Termination of a Participant's employment prior to the date an Award is actually paid pursuant to this Plan for any reason other than death, Permanent Disability, or Retirement shall result in forfeiture of such Award, and no payment shall be made to any such Participant.

    In the event of Death, Permanent Disability or Retirement of a Participant after the close of a Performance Year but prior to the date an Award is paid pursuant to this Plan, the Award shall be paid (if otherwise payable pursuant to this Plan) to the Participant (or his or her beneficiary, as appropriate), pursuant to Section 2.2 as if the Participant had continued to be employed through such date.


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ARTICLE III - MISCELLANEOUS

    SECTION 3.1    NONTRANSFERABILITY

    A Participant's rights under this Plan, including the right to any Awards payable, may not be assigned, pledged, or otherwise transferred except, in the event of a Participant's death, to his designated beneficiary or, in the absence of such a designation, by will or the laws of descent and distribution.

    SECTION 3.2    WITHHOLDING

    ML & Co. shall have the right, before any Award is paid, to deduct or withhold from any payment under this Plan any Federal, state, local or other taxes required by law to be withheld or to require the Participant or his beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld.

    SECTION 3.3    NO TRUST OR FUND CREATED

    Neither the Plan nor any communication in connection herewith shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between ML & Co. and a Participant or any other person. To the extent that any person acquires a right to receive Awards from ML & Co. pursuant to the Plan, such right shall be no greater than the right of any unsecured creditor of ML & Co.

    SECTION 3.4    TAX LITIGATION

    ML & Co. will have the right to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to the Plan and that ML & Co. believes to be important to Participants in this Plan and to conduct any such contest or any litigation arising therefrom to a final determination.

ARTICLE IV -  AMENDMENT AND TERMINATION

    The Committee may modify, amend or terminate this Plan at any time, provided that no modification or amendment of the Plan shall be made of Articles I or II hereof with respect to a Performance Year that has already been completed, and provided further that no modification or amendment of this Plan shall be effective that would (1) increase the cost of this Plan to ML & Co. or (2) alter the allocation of benefits among Participants unless such modification or amendment has received approval from ML & Co. stockholders in accordance with Article VI.


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ARTICLE V -        INTERPRETATION

    SECTION 5.1    GOVERNING LAW

    This Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of New York applicable to contracts entered into and performed entirely in such State.

    SECTION 5.2    GOVERNMENTAL AND OTHER REGULATIONS

    The Plan and any Award hereunder shall be subject to all applicable Federal and state laws, rules, regulations and to such approvals by any regulatory or governmental agency that, in the opinion of counsel of ML & Co., may be required or advisable.



ARTICLE VI -  STOCKHOLDER APPROVAL AND EFFECTIVE DATE


    The Plan shall not be effective unless and until the Performance Goals and the eligibility and partipation requirements contained herein are approved by a majority of the votes cast by ML & Co. stockholders at a duly held stockholder meeting at which a quorum is present either in person or by proxy.

    Subject to stockholder approval as described herein, the Plan shall be effective as of January 1, 1994, and shall be applicable for all future fiscal years of the Company unless amended or terminated by the Company pursuant to Article IV.

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